Exhibit 99.1

PRESS RELEASE

International Smart Sourcing, Inc. Announces Termination of
Letter of Intent to Acquire Charter Fabrics, Inc.

Farmingdale, NY, July 28, 2006 – International Smart Sourcing, Inc. (OTCBB: ISSG), announced today that it has terminated the letter of intent and negotiations to acquire Charter Fabrics, Inc., a privately held textile and cosmetic sourcing company located in New York, New York.   The Company terminated the letter of intent after its preliminary due diligence investigation revealed that Charter Fabrics did not meet all of the requirements set forth in the letter of intent.

David Hale, Chairman of the Board of Directors, President and Acting Chief Financial Officer of the Company, said: “After careful consideration and review of the preliminary due diligence materials, we have decided not to proceed with the transaction to acquire Charter Fabrics at the present time. Although we are disappointed that we were unable to complete the transaction, we believe that this is the best alternative for the Company and its shareholders.  We will continue to explore other opportunities to grow our business in new directions.”

About International Smart Sourcing, Inc.

International Smart Sourcing, Inc. specializes in assisting companies in substantially reducing their cost of manufacturing by outsourcing all or part of their manufacturing to China. The Company’s services include project management, source selection, engineering coordination, quality assurance, logistics, and cost reduction. Product specializations are tooling, injection molding, die-casting, metal stampings, mechanical assemblies, and electromechanical assemblies. The Company has offices located in New York and China.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Any such statements are subject to risks and uncertainties, which could cause actual results to vary materially from those indicated. Actual results could differ due to a number of factors, including negative developments relating to unforeseen order cancellations or push outs, the company’s strategic relationships, the impact of intense competition and changes in our industry.

Company Contact:
David Hale, Chairman of the Board of Directors,
President, and Acting Chief Financial Officer
Phone: (631) 293-4796
dave@smart-sourcing.com